Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Proposed Public Offering of Common Stock

MENLO PARK, CA, November 10, 2020, Pacific Biosciences of California, Inc. (Nasdaq: PACB) today announced that it intends to offer and sell $85.0 million of shares of its common stock and a selling stockholder intends to offer 1,304,348 shares of common stock in an underwritten public offering. Pacific Biosciences also intends to grant the underwriters a 30-day option to purchase up to an additional $12.75 million of shares of its common stock, and the selling stockholder also intends to grant the underwriters a 30-day option to purchase up to an additional 195,652 shares of its common stock, at the public offering price, less underwriting discounts and commissions. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Morgan Stanley and Cowen are acting as joint book-running managers for the offering. Cantor is also acting as a book-running manager for the offering.

Pacific Biosciences intends to use the net proceeds from the offering for (i) additional product launches and research and development, (ii) commercial infrastructure expansion and (iii) general corporate purposes. Pacific Biosciences may also use a portion of the net proceeds from the offering to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although it has no present commitments or agreements to do so. Pacific Biosciences will not receive any proceeds from the sale of shares in the offering by the selling stockholder.

The securities described above are being offered pursuant to a shelf registration statement filed by Pacific Biosciences with the Securities and Exchange Commission (“SEC”) that became automatically effective upon filing. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website. Copies of the preliminary prospectus supplement (when available) and accompanying prospectus may be obtained from Morgan Stanley & Co. LLC, Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014 or Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (Nasdaq: PACB), is empowering life scientists with highly accurate long-read sequencing. The company’s innovative instruments are based on Single Molecule, Real-Time (SMRT®) Sequencing technology, which delivers a comprehensive view of genomes, transcriptomes, and epigenomes, enabling access to the full spectrum of genetic variation in any organism. Cited in thousands of peer-reviewed publications, PacBio® sequencing systems are in use by scientists around the world to drive discovery in human biomedical research, plant and animal sciences, and microbiology.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Pacific Biosciences will be able to raise capital through the sale of shares of common stock or consummate the offering, the final terms of the offering, the satisfaction of customary closing conditions, prevailing market conditions, the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Additional risks and uncertainties relating to the offering, Pacific Biosciences and its business can be found under the heading “Risk Factors” in Pacific Biosciences’ most recent periodic, quarterly and annual reports filed with the SEC and in the preliminary prospectus supplement and accompanying prospectus relating to the offering to be filed with the SEC. Pacific Biosciences assumes no duty or obligation to update or revise any forward-looking statements for any reason.

Contact:

Investors: Trevin Rard

650.521.8450

ir@pacificbiosciences.com

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